Exhibit 99.1

GeoMet Regains Compliance with NASDAQ Global Market Listing Requirements

Houston, Texas – November 2, 2011 - GeoMet, Inc. (NASDAQ: GMET) (the “Company”) announced today that it received notice from The NASDAQ Stock Market (“NASDAQ”) that it has regained compliance with the minimum $1.00 bid price per share required under NASDAQ Marketplace Rule 5450(a)(1) and, as such, is in compliance for continued listing on the NASDAQ Global Market.

On September 16, 2011, NASDAQ advised the Company that the bid price for its common stock for the previous 30 consecutive business days had closed below the minimum $1.00 per share requirement. The Company was granted a 180-day period by NASDAQ to regain compliance with the minimum bid price requirement. This period to regain compliance was scheduled to expire on March 14, 2012.

Forward-Looking Statements Notice

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Careful consideration should be given to the risk factors and other cautionary statements included in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission. GeoMet undertakes no duty to update or revise these forward-looking statements.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”) and non-conventional shallow gas. Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the Central Appalachian Basin in West Virginia and Virginia. We also control coalbed methane and oil and gas development rights, principally in Alabama, British Columbia, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com) or visit our website at www.geometinc.com.